UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2019

NOBLE MIDSTREAM PARTNERS LP
(Exact name of Registrant as specified in its charter)

Delaware		001-37640	47-3011449
(State or other jurisdiction of incorporation or organization)		Commission File Number	(I.R.S. Employer Identification No.)

1001 Noble Energy Way			77070
Houston,	Texas
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code:			(281)	872-3100
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units, Representing Limited Partner Interests	NBLX	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01. Entry into a Material Definitive Agreement.
On August 23, 2019, (the “Closing Date”) Noble Midstream Services, LLC, as the borrower, the Partnership, as the parent, the guarantors party thereto, the lenders party thereto and Bank of Montreal, as administrative agent, a lender, joint lead arranger and joint bookrunner, PNC Bank, National Association, as a lender, joint lead arranger and joint bookrunner, Bank of America, N.A. and Export Development Canada, as lenders, and the other lenders from time to time party thereto, entered into a three year senior unsecured term loan credit facility (the “Term Credit Agreement”). The Term Credit Agreement permits aggregate borrowings of up to $400 million, which amount was borrowed in full on the Closing Date. No portion of any term loans that are repaid or prepaid may be reborrowed. In connection with the Term Credit Agreement, Noble Midstream Services, LLC, as the borrower, the Partnership and the other guarantors party thereto, and Bank of Montreal, as administrative agent, entered into a guarantee agreement (the “Guarantee Agreement”), under which the obligations under the Term Credit Agreement are guaranteed by the Partnership and certain subsidiaries of the borrower that also guarantee the revolving credit facility, dated as of September 20, 2016, and amended and restated as of March 9, 2018 (the “Revolving Credit Facility”), and the three year senior unsecured term loan credit facility, dated July 31, 2018 (the “2018 Term Loan”). Upon the Partnership and the borrower satisfying certain financial metrics as set forth in the Term Credit Agreement, the guarantee of the obligations under the Term Credit Agreement by the applicable subsidiaries of the borrower will be released. Proceeds from the Term Credit Agreement will be used to repay a portion of the outstanding borrowings under our revolving credit facility, pay fees and expenses in connection with the Term Credit Agreement transactions and for working capital, capital expenditures, acquisitions and other lawful purposes of the Partnership and its subsidiaries. The Term Credit Agreement has a maturity date three years after the closing date. Loans under the Term Credit Agreement are not subject to mandatory prepayments or amortization of principal prior to the maturity date.
Borrowings under the Term Credit Agreement will bear interest at a rate equal to, at our option, either (1) a base rate plus an applicable margin between 0.00% and 0.375% per annum or (2) a Eurodollar rate plus an applicable margin between 0.875% and 1.375% per annum. The applicable margin is based initially on the consolidated leverage ratio of the Partnership and thereafter, if applicable, on the public debt rating of the Partnership or the borrower.
The Term Credit Agreement contains usual and customary representations and warranties and affirmative and negative covenants substantially the same as those contained in the Revolving Credit Facility and the 2018 Term Loan. The Term Credit Agreement contains events of default substantially the same as those contained in the Revolving Credit Facility and the 2018 Term Loan, including, among other things, non-payment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults and material judgment defaults. Upon the occurrence and during the continuation of an event of default under the Term Credit Agreement the lenders may declare all amounts outstanding under the Term Credit Agreement to be immediately due and payable and exercise other remedies as provided by applicable law.
Certain of the lenders party to the Term Credit Agreement and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Partnership and its affiliates in the ordinary course of business for which they have received and would receive customary compensation. In addition, in the ordinary course of their various business activities, such parties and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve the Partnership’s securities and/or instruments.
The foregoing description of the Term Credit Agreement and Guarantee Agreement are not complete and are qualified in their entirety by reference to the full text of such documents, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated into this Item 1.01 by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1
Term Credit Agreement, dated as of August 23, 2019, by and among Noble Midstream Partners LP, as Parent, and Noble Midstream Services, LLC, as Borrower, the subsidiaries of the Borrower identified therein, Bank of Montreal and the other lenders party thereto.

10.2
Guarantee Agreement, dated as of August 23, 2019, by and among Noble Midstream Services, LLC, as Borrower, Noble Midstream Partners LP and the other guarantors identified therein, and Bank of Montreal, as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Partnership has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOBLE MIDSTREAM PARTNERS LP
By: Noble Midstream GP, LLC, Its General Partner

Date:	August 26, 2019	By:	/s/ Aaron G. Carlson
Aaron G. Carlson
General Counsel and Secretary